Exhibit 10.1

COSI, INC.
Debtor-In-Possession (DIP) Financing Term Sheet1
NON-BINDING TERM SHEET

The terms set forth in this preliminary term sheet (this “Term Sheet”) are being provided as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed DIP Facility (as defined below). This Term Sheet is an indication of interest in principle only, and not a commitment by any DIP Lender (as defined below) to contract to lend or to lend and, as such, this proposal is not binding on the DIP Lenders or the Loan Parties. This Term Sheet is not meant to be, nor shall it be construed as, an attempt to describe all of, or the specific phrasing for, the provisions of the definitive documentation governing the DIP Facility (the “DIP Facility Documentation”). Rather, this Term Sheet is intended only to outline certain key terms to be included in or otherwise consistent with, and subject to the terms of, DIP Facility Documentation acceptable to each DIP Lender, and it is in no way intended to be a substitute for DIP Facility Documentation duly executed by the DIP Lenders and the Loan Parties.

DIP Facility	Secured super-priority debtor-in-possession multiple-draw term credit facility (the “DIP Facility”).

DIP Facility Size
Up to $4,100,000 maximum commitment (the “DIP Facility Commitment”) to be funded in accordance with the DIP Facility Documentation and the Budget (as defined below).

Amounts repaid in respect of principal under the DIP Facility may not be re-borrowed.

Until the entry of the Final DIP Order (as defined below), a maximum of $1,800,000 will be available under the DIP Facility.

Targeted Petition Date	No later than September 28, 2016 (the “Petition Date”).

Parent Borrower	Cosi, Inc. (the “Parent Borrower”).

Subsidiary Borrowers
Hearthstone Partners LLC, Hearthstone Associates, LLC, Xando Cosi Maryland, Inc., Cosi Sandwich Bar, Inc. and all other subsidiaries of the Parent Borrower (the “Subsidiary Borrowers”, and, together with the Parent Borrower, the “Loan Parties” and each a “Loan Party”). All loans and other obligations of the Loan Parties under the DIP Facility, including, without limitation, principal, interest, fees and expenses, (the “DIP Obligations”) shall be joint and several direct primary obligations of each of the Loan Parties.

1 Final DIP Facility Documentation will contain additional terms and provisions not inconsistent with the terms and provisions of this Term Sheet.

DIP Lenders
AB Opportunity Fund LLC (“AB Opportunity”), AB Value Partners, L.P. (“AB Value”) and one or more entities affiliated with MILFAM II L.P.  (“Milfam” and, together with AB Opportunity and AB Value, the “DIP Lenders”) or any other lender entity designated by AB Opportunity, AB Value or Milfam.  Intercreditor arrangements, including determination of required lenders for purposes of amendments, actions etc. to be set forth in the DIP Facility Documentation.  The commitment of the DIP Lenders shall be a several and not joint obligation of the DIP Lenders, allocated 1/3 to AB Opportunity and AB Value and 2/3 to Milfam.

Bankruptcy Case
A Chapter 11 case covering all of the Loan Parties (the “Chapter 11 Case”) to be filed and maintained in the United States Bankruptcy Court for the District of [Massachusetts] (the “Bankruptcy Court”).

Effective Date of DIP Facility	Upon entry of Interim DIP Order (as defined below) (the “Effective Date”).

Priority
Super-priority administrative claim of the DIP Lenders against the Loan Parties.

Super-priority senior lien, pursuant to section 364(d) of the Bankruptcy Code, against all assets of the Loan Parties, whether real or personal, including postpetition assets, subject only to the Carve-Out Expenses (as defined below).

Maturity Date
The earliest of (“Maturity Date”): (i) the closing of a sale of all or a substantial part of the assets of the Loan Parties; or (ii) the three-month anniversary of the Effective Date; or (iii) the occurrence and declaration of an Event of Default (as defined below) under, and as defined in, the DIP Facility Documentation.

Amortization	None.

Repayment
The Loan Parties may repay the DIP Obligations, in whole or in part, at any time without premium or penalty (other than payment of the Exit Fee described below). On the Maturity Date, all DIP Obligations shall be repaid in full, together with accrued interest and the Exit Fee. Proceeds from the sale of assets out of the ordinary course of business will also be applied to the payment of the DIP Obligations.

Existing Notes
Existing secured promissory notes from the Parent Borrower to AB Opportunity, AB Value and Milfam (the “Existing Lenders”) in the original aggregate principal amount of $7,500,000 (the “Existing Notes”).[2]  The Existing Notes are currently secured by all assets of each of the Loan Parties other than Hearthstone Partners, LLC.

Existing Notes Adequate Protection
As part of the DIP Orders (as defined below), the obligations of the Existing Lenders under the Existing Notes shall be acknowledged, affirmed and validated by the estates, subject to any action commenced by any creditors of the Loan Parties that obtain standing to pursue such action no later than 150 days after the Petition Date.  The estates and the Existing Lenders shall reserve all rights with respect to extent, priority, avoidability and validity of liens on the assets of the Loan parties securing the Existing Notes, including liens on trademarks.  The Existing Lenders under the Existing Notes will receive replacement liens on all assets of the Loan Parties (excluding Avoidance Actions (as defined below)) and superpriority claims under section 507(b) of the Bankruptcy Code to the extent of any diminution in the value of their collateral, including the use of cash collateral, which replacement liens and claims shall be senior to all other liens and claims, subject only to the liens and claims in favor of the DIP Lenders and any Existing Liens (as defined below) as of the Petition Date, and subject to the Liens being valid and not being avoided.

Budget
A thirteen-week budget to be approved by the DIP Lenders with respect to revenues, expenses and capital expenditures (if any) of the Loan Parties, which shall provide only for the payment of necessary cash operating expenses of the Loan Parties and necessary non-deferrable capital expenditures, including with respect to professionals fees and expenses, and excluding any intercompany payments or allocations (the “Budget”). An updated Budget for each successive four-week period (or other time approved by the DIP Lenders) shall be provided to the DIP Lenders not less than two weeks prior to the end of the time period covered by the then-effective Budget, and shall be effective upon approval by the DIP Lenders. The Budget will include a schedule of timing and amount of projected draws under the DIP Facility.

There shall be an immediate Event of Default if: (i) total operating disbursements of the Loan Parties for any rolling time period of the Budget from the Effective Date to the end of such time period shall have exceeded the total disbursements allowed in the Budget for such rolling period by more than 15% (a “Disbursement Deficiency”); (ii) total operating disbursements of the Loan Parties for any single line item[3] in the Budget for any weekly time period (other than rents) is exceeded by the greater of 30 or $100,000, or for any trailing three week period greater than 15%; (iii) total rent expenses for any month shall exceed $1,000,000; and (iv) for any weekly period, sales in stores that are not subject to a rejection motion shall fall below the budgeted sales in such stores by greater than 10%; and (v) total payments in respect of prepetition claims to critical vendors pursuant to a critical vendor order (if court authority is sought and obtained) exceeds $100,000.  The Loan Parties shall not incur any capital expenditures other than ordinary maintenance and repair.

2 For information, the Existing Notes are as follows: AB Value, AB Opportunity ($2,000,000), AB Value ($500,000) and MILFAM ($5,000,000)
3 The line item categories under Operating Disbursements are: (1) Total Labor, Taxes and Benefits; (2) COGS; (3) Sales Tax; (4) Rents; (5) Repairs and Maintenance; (6) Utilities and (7) General & Administrative.

Use of Proceeds
The DIP Facility Commitment will be available to the Loan Parties for general corporate expenditures and funding operations during a 363 Sale Process (as defined below) toward consummation of a Section 363 Sale (as defined below) in accordance with the DIP Facility Documentation and the Budget.

No proceeds from the DIP Facility and no cash collateral (including the Carve-Out Expenses), may be used in connection with (a) the modification, stay, or amendment of the DIP Orders without the consent of the DIP Lenders or (b) any litigation, proceeding or adverse action against, or challenge to the claims, rights or liens of, the DIP Lenders or the Existing Lenders.

Interest Rate	12% per annum, payable in arrears on the Maturity Date. Default rate of 3.00% above the otherwise-applicable rate of interest rate, payable on demand upon the occurrence of an Event of Default.

Facility Fee	3.00 % of committed amount under DIP Facility to be fully earned on the Effective Date and payable on the Maturity Date.

Exit Fee	3.00 % of all principal amounts repaid under the DIP Facility, payable on earlier of the date such amounts are repaid and the Maturity Date.

Collateral
Pursuant to Sections 364(c) and (d) of the Bankruptcy Code, all DIP Obligations will be secured by security interests in all of the Loan Parties and their bankruptcy estates present and future assets (the “DIP Collateral”), whether real or personal, and including proceeds, causes of action and rights in respect of avoidance actions under Section 549 of the Bankruptcy Code, but excluding proceeds, causes of action and rights in respect of avoidance actions under sections 544, 547, and 548 of the Bankruptcy Code (“Avoidance Actions”).  The Collateral shall include all property of the Loan Parties that is not subject to a security interest or lien as of the Petition Date and all property of the Loan Parties that is covered by a security interest or lien as of the Petition Date. Such liens on the Collateral will be valid, enforceable and perfected first-priority priming liens and security interests, with priority over any and all prepetition or postpetition liens, security interests and other interests and shall be subject and only to (i) the Carve-Out Expenses and (ii) valid and perfected liens in existence as of the Petition Date to the extent not avoided (“Existing Liens”). The DIP Lenders shall also have superpriority administrative expense claims under section 364(c)(1) of the Bankruptcy Code against the Loan Parties for the amount of all DIP Obligations, subject only to the Carve-Out Expenses. No person other than the DIP Lenders shall have a lien on the Collateral, except for (i) the liens of the Existing Lenders under the Existing Notes (including adequate protection liens) and (ii) Existing Liens.

Notwithstanding the foregoing, in the event of any default and the occurrence of the Maturity Date, the DIP Lenders shall be entitled, in their discretion, to seek recovery against the assets of Hearthstone Partners LLC before seeking recovery against any other Loan Party.

Conditions Precedent for effectiveness of DIP Facility and each funding
The DIP Facility Documentation shall contain conditions to the effectiveness of the DIP Facility that are customary and appropriate for financings of this type and for this transaction in particular, including, without limitation, the following:

(a)   the DIP Lenders shall have completed their due diligence prior to the Petition Date with results they deem satisfactory;

(b)   the Bankruptcy Court shall have approved the DIP Facility on an interim basis no later than September 30, 2016 (the “Interim DIP Order”) and, on a final basis no later than October 28, 2016 (the “Final DIP Order” and, collectively with the Interim DIP Order, the “DIP Orders”), which orders will be in form and substance acceptable to the DIP Lenders and the Existing Lenders in their sole and absolute discretion;

(c)   the DIP Orders shall be subject to the Budget;

(d)   each borrowing under the DIP Facility shall be consistent with the most recently approved Budget subject to any variances as permitted by the DIP Facility Documentation;

(e)   the DIP Orders shall be acceptable to the DIP Lenders and shall include provisions relating to the DIP Facility that are customary for such facilities and other provisions acceptable to the DIP Lenders and to the Existing Lenders under the Existing Notes with respect to adequate protection and other appropriate provisions;

(f)   the DIP Facility Documentation, in form and substance satisfactory to the DIP Lenders, shall have been executed and delivered by all parties thereto;

(g)  all first day motions filed by the Loan Parties (including critical vendor motion (if any) and motion for the rejection of leases; it being understood that in order to, among other things, minimize administrative expenses, the Loan Parties will file a motion to reject certain burdensome leases on first day of case with the determination of such stores to be reasonably acceptable to the DIP Lenders) and all first day orders entered on the docket of the Bankruptcy Court shall be satisfactory to the DIP Lenders;

(h)  no default or Event of Default under the DIP Facility shall have occurred and be continuing; and

(i)   other conditions to be determined by the DIP Lenders after due diligence and further discussions with the Parent Borrower.

Covenants
The DIP Facility Documentation shall contain affirmative and negative covenants and reporting requirements that are customary and appropriate for financings of this type and for this transaction in particular, including, without limitation, the following:

(a)   reasonable access to financial, operational and other information relating to the Loan Parties and close consultation with the DIP Lenders regarding the 363 Sale Process and progress as to Sale Milestones (as defined below) including, without limitation, weekly updates on all data received from franchisees;

(b)  weekly cash flow updates and weekly conference calls between the DIP Lenders and the CRO;

(c)   compliance with the Budget;

(d)  operating covenants regarding revenues in accordance with the Budget;

(e)  consultation with DIP Lenders regarding material motions and proceedings in the case, including with respect to rejection or assumption of leases;

(f)   the Loan Parties shall continually consult with DIP Lenders as to the 363 Sale Process (as defined below);

(g)  the Loan Parties shall enter into a stalking horse agreement (“Stalking Horse Agreement”) with an entity selected by the DIP Lenders (“Stalking Horse Purchaser”) no later than October 7, 2016.

(h)   Bidding procedures related to 363 Sale Process shall be reasonably acceptable to the DIP Lenders.

(i)    The Loan Parties may not close any owned store with positive cash flows on a trailing twelve-month basis without the prior written approval of the DIP Lenders;

(j)    the Loan Parties shall file a motion to reject all stores with a negative cash flow on a trailing twelve-month basis, unless otherwise agreed to by the DIP Lenders;

(k)  the Loan Parties shall retain a chief restructuring officer (“CRO”) acceptable to the DIP Lenders no later than 10 days following the Petition Date.

(l)   other covenants to be determined by the DIP Lenders after due diligence and further discussions with the Parent Borrower, including customary covenants on such matters as incurrence of debt, liens, affiliate transactions and restricted payments.

363 Sale Process and Sale Milestones
It is anticipated that the Debtors will commence a process (the “363 Sale Process”) on or immediately following the Petition Date to solicit bids and conduct a sale to one or more third party(ies) of substantially all of the assets of the Loan Parties (including all cash, accounts receivable, investment property, inventory, intellectual property, general intangibles, contracts and leases specifically assumed, and equipment free and clear of all claims and interests (except for claims specifically assumed) prior to the Final Maturity Date pursuant to Section 363 of the Bankruptcy Code (“Section 363 Sale”).  In connection with such 363 Sale Process, it is anticipated that the DIP Lenders or their designees will serve as the Stalking Horse Purchaser under the Stalking Horse Agreement for a purchase price of approximately $6,800,000, which will consist of (i) a credit bid of all DIP Obligations (assumed for illustrative purposes to be $4,100,000) including, all principal, interest, fees and other obligations owing under the DIP Documentation, (ii) amounts to cure assumed leases in an estimated amount of $1,500,000 and (iii) a cash amount to the estate paid upon closing of $1,200,000, to be allocated to the assets pursuant to the Stalking Horse Agreement.  The Stalking Horse Agreement will contain bidding procedures acceptable to the Stalking Horse Purchaser, including, without limitation, (i) payment of a break-up fee in the amount of (x) $315,000 plus (y) expenses incurred by the Stalking Horse Purchaser in the amount not to exceed $150,000, (together, the “Break-Up Protection”) payable upon and earned in the event of a termination by the Stalking Horse Purchaser because the Debtors select an alternative transaction, (ii) a minimum overbid of $7,365,000 for alternative bids, (iii) a requirement that alternative bids to be qualified will not have any due diligence, financing or other conditions and be no less favorable to the estates than the terms of the Stalking Horse Agreement, (iv) bids to be submitted no later than November 14, 2016 with an auction to be held (if there are alternative qualified bids) no later than November 18, 2016, and (v) an open auction process with full opportunity for Stalking Horse Purchaser to raise its bid and include as a credit the Breakup Protection in any subsequent bids, and (vi) the Debtors consulting with the Stalking Horse Purchaser concerning alternative bids and the selection of the highest and best transaction.  Although the Existing Lenders will not credit bid the Existing Notes in connection with a 363 Sale, the Existing Lenders retain and fully reserve all other rights in connection with any such sale including its rights to object to any sale and its rights as a secured lender, including in respect of its liens on the trademarks, and its claims under the Existing Notes; provided, however that the Existing Lender’s lien will not attach to $400,000 in sale proceeds to which it would otherwise attach.  The DIP Facility is being provided by the DIP Lender in reliance upon the promulgation and consummation of the 363 Sale Process.

In connection with the 363 Sale Process, the DIP Facility Documentation and DIP Orders will contain milestones and other covenants related to the 363 Sale Process including the following milestones (“Sale Milestones”) which may be modified by the DIP Lenders in their sole discretion: (i) filing with the Bankruptcy Court no later than October 3, 2016 of a sale motion seeking approval of the 363 Sale Process and bidding protections for the Stalking Horse Purchaser, (ii) execution of a Stalking Horse Agreement with the DIP Lenders as the Stalking Horse Purchaser no later than October 7, 2016, (iv) entry of order relating to bidding procedures no later than October 14, 2016, (v) entry of order(s) approving transactions relating to the sale of all or substantially all of the assets of the Debtors no later than November 22, 2016 and (vi) closing of transactions relating to sale of all or substantially all of the assets of the Debtors no later than November 28, 2016.

Events of Default
The DIP Facility Documentation shall contain Events of Default that are customary and appropriate (including with respect to notice and grace periods where appropriate and customary) for financings of this type and for this transaction in particular, including, without limitation, the following:

(a)   as set forth under the heading “Budget” above;

(b)  customary bankruptcy events of default, including conversion or dismissal of case, appointment of trustee or examiner;

(c)   change of venue of case from the District of Massachusetts;

(d)  reversal or modification of any of the DIP Orders without the consent of the DIP Lenders;

(e)   granting of relief from the stay to any creditor in respect of any Collateral;

(f)   other breaches of covenants, subject to customary grace periods and cure periods if applicable;

(g)  the Loan Parties shall propose a plan of reorganization that: (i) does not contemplate the full cash repayment of the DIP Facility on the effective date of thereof (which date shall be prior to the Maturity Date); or (ii) is not otherwise reasonably acceptable to the DIP Lenders;

(h)   three business days after termination of the Stalking Horse Agreement, entering into a definitive agreement for the sale of a substantial part of the Loan Parties’ assets to a purchaser other than the Stalking Horse Bidder, or withdrawing the sale motion for or otherwise materially altering the 363 Sale Process;

(i)    challenge by Debtors to liens or claims of Existing Lenders or the DIP Lenders;

(j)    failure to achieve Sale Milestones;

(k)   payment defaults;

(l)    occurrence of any event following Petition Date that causes or could reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets, properties, liabilities, cash flows, or prospects of the Loan Parties or the success of the 363 Sale Process; and

(m)  other Events of Default to be determined by the DIP Lenders after due diligence and further discussions with the Parent Borrower.

Remedies
During the continuance of an Event of Default, any DIP Lender may decline to make further loans or extensions of credit and/or may determine to declare a “Termination Event”.  Three business days following the declaration of a Termination Event, unless enjoined by the Bankruptcy Court solely based on a finding that no Termination Event has occurred, the DIP Lenders may exercise all remedies under applicable bankruptcy and/or non-bankruptcy law with respect to the Collateral, and the automatic stay shall not apply to any such remedies, including, at the option of the DIP Lenders, requiring the Loan Parties to implement and cooperate in a sale of all or a portion of the assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code.

Carve-Out Expenses
The DIP Lenders’ liens and administrative claims shall be subject to the prior payment of the Carve-Out Expenses.

“Carve-Out Expenses” shall mean: (i) allowed, accrued, but unpaid professional fees of the Loan Parties and one official committee of creditors (i.e. the Committee) for all of the Loan Parties consistent with and not in excess of the amounts included in the Budget in respect of professional fees that have been incurred prior to the occurrence of an Event of Default; (ii) allowed, accrued but unpaid professional fees and expenses incurred by the Loan Parties consistent with and not in excess of the Budget which are incurred after the declaration of an Event of Default in an aggregate amount not to exceed $75,000; and (iii) fees payable to the U.S. trustee pursuant to 28 U.S.C. § 1930 and to the clerk of the Bankruptcy Court; provided, however, that the Carve-Out Expenses shall not include: (a) any other claims that are or may be senior to or pari passu with any of the Carve-Out Expenses; (b) any fees or expenses of a Chapter 7 trustee; (c) any fees or disbursements arising after the conversion of the Chapter 11 Case to a Chapter 7 case; (d) any fees or disbursements related to the investigation of, preparation for, or commencement or prosecution of investigation of prepetition secured claims (provided that the Carve-Out Expenses will allow the payment of $10,000 to the Committee for the purposes of reviewing the liens and claims of the Existing Notes; or (e) any fees or disbursements related to any challenge or objection to the debt or collateral position of the DIP Lenders or the terms of the DIP Facility, or hindering or delaying the DIP Lenders’ enforcement or realization upon the Collateral once an Event of Default has occurred and is continuing.

Mechanisms will be put in place for the pre-funding by the Debtors of the Carve-Out Expenses in accordance with the Budget on a monthly basis from availability under the DIP Facility or otherwise, and the funding of such amounts shall discharge the DIP Lenders’ obligations in respect of the Carve-Out Expenses.

DIP Facility Documentation
The DIP Facility Documentation and all other documents, agreements, certificates and opinions to be executed or delivered in connection with the DIP Facility, or relating to the transactions contemplated by this Term Sheet, shall be in form and substance acceptable to DIP Lenders in their sole and absolute discretion.

In the sole and absolute discretion of the DIP Lenders, funding under the Interim DIP Order may be made on the basis of a “short form” promissory note, security agreement, guaranty agreement and the Interim DIP Order.

Governing Law	New York.

Representations & Warranties, Deliverables, Assignment Provisions, Amendment Provisions, Expenses, Indemnities, Jurisdiction, Other Provisions	Customary for financings of this type and for this transaction in particular. The DIP Lenders and the Existing Lenders shall not be subject to the doctrine of marshalling.

Key Employee Retention Plan
The DIP Lenders are supportive of the concept of a key employee retention plan for nonexecutive employees of up to $250,000 in the aggregate, on terms reasonably acceptable to the DIP Lenders, including 50% of the amounts being paid early in the case and 50% upon consummation of a 363 Sale.[4]

Deposit
The Loan Parties shall deposit $250,000 with the DIP Lenders on September 26, 2016 in connection with work on the DIP Facility Documentation (the “Deposit”). The Deposit may be applied from time to time by the DIP Lenders and the Existing Lenders, in their sole and absolute discretion, to pay the fees and expenses of counsel and other advisors to the DIP Lenders and the Existing Lenders incurred in connection with the Chapter 11 Case (including preparation therefor), work incurred prior to this Term Sheet by the Existing Lenders in connection with the Existing Notes, this Term Sheet, the DIP Facility and the DIP Facility Documentation.  Any unused portion of the Deposit shall be returnable to the Loan Parties.

4 We understand that the budget may be increased for this plan.